Exhibit 99.1
NEWPARK RESOURCES ANNOUNCES NEW BRAND IDENTITY, ALIGNING STRATEGIC FOCUS ON SPECIALTY RENTAL SOLUTIONS FOR THE GLOBAL WORKSITE ACCESS MARKET
Newpark Resources rebrands to NPK International
NPK International to commence trading on the NYSE under the ticker symbol NPKI beginning December 19, 2024

THE WOODLANDS, Texas – December 9, 2024 – Newpark Resources, Inc. (NYSE: NR) (“Newpark” or the “Company”) today announced that it has formally changed the Company name to NPK International Inc. (“NPK”), effective today.

Key highlights of the rebranding campaign include the following:

•New brand identity. NPK is a leading worksite access solutions company committed to providing best-in-class products and services to support our customers critical infrastructure projects. Building on a legacy of innovation, NPK provides sustainable technologies that deliver superior quality and reliability to a diverse, growing base of domestic and international customers. NPK’s branding demonstrates a long-term commitment to delivering value-creating solutions that position its customers for long-term success.

•New corporate website. In conjunction with its rebranding, the Company has launched a new corporate website, consistent with its new brand identity. The new website, which may be accessed at www.npki.com, highlights NPK’s strategic focus, breadth of capabilities, and commitment to delivering access solutions that drive sustainable, efficient project support across various industries.

•New ticker symbol. The Company’s common stock will begin trading on NYSE under the ticker symbol 'NPKI' prior to market open on December 19, 2024. This will replace the Company's current ticker symbol 'NR’.

“Today, we enter an exciting new chapter in the history of our company with the formal launch of NPK International, an organization committed to serving the diverse, high-performance requirements of the global worksite access market,” stated Matthew Lanigan, President and Chief Executive Officer of NPK.

“NPK is a vertically integrated, pure-play provider of worksite access solutions serving an established base of global infrastructure customers, including those in the utility and energy markets,” stated Lanigan. “As NPK, we will continue to prioritize a disciplined, return-driven approach toward capital allocation as we seek to maximize shareholder value, while providing our customers with a superior solutions offering that emphasizes durability, cost-efficiency, compliance, and sustainability. We have a well-defined strategic roadmap for profitable growth and look forward to having our shareholders, customers, and partners join us as we continue to build and strengthen our industry-leading worksite access brand.”

ABOUT NPK INTERNATIONAL
NPK International Inc. is a site access solutions company that manufactures, sells, and rents industry-leading sustainable composite matting products, along with a full suite of services, including planning, logistics, and remediation.  As a geographically diversified company, the Company delivers superior quality and reliability across critical infrastructure markets, including electrical transmission & distribution, oil and gas exploration, pipeline, renewable energy, petrochemical, construction, and other industries. For more information, visit our website at www.npki.com.

IR CONTACT
Noel Ryan or Paul Bartolai
Investors@npki.com